Exhibit 10.1

BMO CAPITAL MARKETS CORP. 700 Louisiana, Suite 4400 Houston, TX 77002	BANK OF MONTREAL 700 Louisiana, Suite 4400 Houston, TX 77002

CONFIDENTIAL

July 19, 2007
TXCO Resources Inc.
777 E. Sonterra Blvd., Suite 350
San Antonio, Texas 78258
Attention:  P. Mark Stark, Chief Financial Officer

Senior Secured Second Lien Term Loan Facility

$20,000,000 Increased Facility Amount

Supplemental Commitment Letter

Ladies and Gentlemen:

You have advised BMO Capital Markets Corp. ("BMO Capital Markets") and Bank of Montreal (the "Bank of Montreal", and, together with BMO Capital Markets and the Bank of Montreal's other affiliates, "we", "our" or "us") that you (the "Borrower") propose to amend and restate the Term Loan Agreement dated as of April 2, 2007 among the Borrower, the Guarantors and the Lenders party thereto, Bank of Montreal, as Administrative Agent, and BMO Capital Markets, as Arranger (the "Second Lien Term Loan Agreement"), to, among other things, increase the aggregate Commitments thereunder by $20.0 million (the "Increased Facility Amount"), from $80.0 million to $100.0 million.  Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Second Lien Term Loan Agreement.

In that connection, you have requested that BMO Capital Markets agree to structure, arrange and syndicate the Increased Facility Amount.

1.           Commitments.

In connection with the foregoing, (a) BMO Capital Markets is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Increased Facility Amount and (b) Bank of Montreal is pleased to inform you of its commitment to provide the Increased Facility Amount to you, upon the terms and subject to the conditions set forth or referred to in this supplemental commitment letter (this "SupplementalCommitment Letter").

2.           Titles and Roles.

You hereby appoint BMO Capital Markets to act, and BMO Capital Markets hereby agrees to act, as sole and exclusive bookrunner and sole and exclusive arranger for the Increased Facility Amount, upon the terms and subject to the conditions set forth or referred to in this Supplemental Commitment Letter.  BMO Capital Markets in such capacities will perform the duties and exercise the authority customarily performed and exercised by it in such roles.  You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Supplemental Commitment Letter) will be paid in connection with the Increased Facility Amount unless you and we shall so agree.

3.           Syndication.

(A)  We intend to commence efforts to syndicate all or a portion of Bank of Montreal's commitment with respect to the Increased Facility Amount to a group of banks, financial institutions and other institutional lenders (together with Bank of Montreal, the "Lenders") identified by us in consultation with you, promptly upon the execution of this Supplemental Commitment Letter, and you agree until 30 days after the restatement effective date (the "Closing Date") actively to assist us in completing a satisfactory syndication.  Such assistance shall include those efforts and activities described in clauses (A), (B) and (C) of Paragraph 3 of the Commitment Letter dated February 13, 2007 among you and the undersigned (the "OriginalCommitment Letter").

(B)  BMO Capital Markets will manage all aspects of the syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments to the Increased Facility Amount among the Lenders, any naming rights and the amount and distribution of fees among the Lenders.

4.           Information.

You hereby represent and covenant (and it shall be a condition to Bank of Montreal's commitment hereunder and BMO Capital Markets' agreements to perform the services described herein) that (a) all Information (as defined in the Original Commitment Letter) that has been or will be made available to us by or on behalf of you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections (as defined in the Original Commitment Letter) that have been or will be made available to us by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of the Borrower and upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us.  You agree that if at any time prior to the closing of the Increased Facility Amount any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances.  In arranging and syndicating the Increased Facility Amount, we may use and rely on the Information and the Projections without independent verification thereof.

5.           Clear Market.

To ensure an orderly and effective syndication of the Increased Facility Amount, you agree that, from the date hereof until the Termination Date (as defined below), except for the simultaneous first amendment to the Amended and Restated Credit Agreement dated as of April 2, 2007 among the borrower, the guarantors and the lenders party thereto, Bank of Montreal, as administrative agent and BMO Capital Markets, as arranger (the "First Lien Credit Agreement") to, among other things, reduce the Initial Borrowing Base (as defined therein) to $50,000,000 and the amendment and restatement of the Second Lien Term Loan Agreement, and related syndication efforts with respect to the respective credit facilities provided under each thereof, you will not and will not permit any of your subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any debt securities, commercial bank or other credit facility, unless otherwise mutually agreed between you and BMO Capital Markets.  For purposes of this Supplemental Commitment Letter, "Termination Date" means the termination of the syndication (as determined by BMO Capital Markets in its sole discretion), which date in any event shall not be later than 30 days after the Closing Date.

6.           Fees.

As consideration for BMO Capital Markets' agreements to perform the services described herein, you agree to pay to BMO Capital Markets an arrangement fee equal to 1.75% of the Increased Facility Amount (the "SupplementalArrangement Fee").  The Supplemental Arrangement Fee will be payable in full at the Closing Date.

7.           Conditions Precedent.

Bank of Montreal's commitment hereunder and BMO Capital Markets' agreements to perform the services described herein are subject to (a) our not having discovered or otherwise become aware of any information not previously disclosed to us that we believe to be inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of the business, assets, liabilities, operations, condition (financial or otherwise), operating results, Projections or prospects of the Borrower and its subsidiaries, taken as a whole (excluding events, developments or circumstances generally affecting the industry in which the Borrower and its subsidiaries operate or arising from changes in general business or economic conditions, so long as the foregoing do not disproportionately adversely affect the Borrower or its subsidiaries), (b) there not having occurred any event, change or condition since the date of the most recent audited financial statements of the Borrower and its subsidiaries, on a consolidated basis, delivered to us on or prior to the date of this Supplemental Commitment Letter that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results, Projections or prospects of the Borrower and its subsidiaries, taken as a whole (excluding events, developments or circumstances generally affecting the industry in which the Borrower and its subsidiaries operate or arising from changes in general business or economic conditions, so long as the foregoing do not disproportionately adversely affect the Borrower or its subsidiaries), (c) the negotiation, execution and delivery of definitive documentation with respect to the Increased Facility Amount and the first amendment to the First Lien Credit Agreement referred to in Paragraph 5 of this Supplemental Commitment Letter (the "First Amendment") satisfactory to us and our counsel and the Lenders, including without limitation amendments to the Mortgages as determined by us and our counsel to be necessary for perfection of Liens in favor of the Administrative Agent for the Lenders to secure the Increased Facility Amount and your obligations with respect thereto (the "Mortgage Amendments") and (d) your compliance with the terms of this Supplemental Commitment Letter, the Commitment Letter and the Fee Letter.

8.           Indemnification; Expenses.

You agree (a) to indemnify and hold harmless us and our officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Supplemental Commitment Letter, the Increased Facility Amount or any related transaction or any claim, litigation, investigation or relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided, however, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from the willful misconduct or gross negligence of such Indemnified Person, or in our case, any of our affiliates or any of our or their respective officers, directors, employees, agents, advisors, controlling persons or members and (b) to reimburse us, from time to time, on demand, for all reasonable and documented out-of-pocket expenses (including but not limited to reasonable expenses of our due diligence investigation, consultants' fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel), in each case, incurred in connection with the Increased Facility Amount and the preparation, negotiation and enforcement of this Supplemental Commitment Letter, the definitive documentation for the Increased Facility Amount, the First Amendment, the Mortgage Amendments and any other ancillary documents or security arrangements in connection therewith.  Notwithstanding any other provision of this Supplemental Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Increased Facility Amount and the Mortgage Amendments.

9.           Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that any of us may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  Neither of us will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by either of us of services for other companies, and neither of us will furnish any such information to other companies.  You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Supplemental Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any of us is intended to be or has been created in respect of any of the transactions contemplated by this Supplemental Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Supplemental Commitment Letter, (d) you have been advised that each of us is engaged in a broad range of transactions that may involve interests that differ from your interests and that each of us has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against any of us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of us shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

10.           Assignments, Amendments, Governing Law, Etc.

This Supplemental Commitment Letter shall not be assignable by you without the prior written consent of BMO Capital Markets and Bank of Montreal (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons).  Any and all obligations of, and services to be provided by, BMO Capital Markets or Bank of Montreal hereunder may be performed and any and all of rights of BMO Capital Markets or Bank of Montreal hereunder may be exercised by or through any of their respective affiliates or branches.  This Supplemental Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by BMO Capital Markets, Bank of Montreal and you.  This Supplemental Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Supplemental Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  Paragraph headings used herein are for convenience of reference only, are not part of this Supplemental Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Supplemental Commitment Letter.  You acknowledge that information and documents relating to the Increased Facility Amount, the First Amendment, the Mortgage Amendments and any other documents ancillary thereto may be transmitted through Syndtrak, Intralinks, the Internet, e-mail, or similar electronic transmission systems, and that none of us shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner.  We may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a "tombstone" or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at our expense.  This Supplemental Commitment Letter does not supersede the Commitment Letter or the Fee Letter, or any provision thereof, and your and our respective rights and obligations with respect to the syndication of the Facilities (other than the Increased Facility Amount).  This Supplemental Commitment Letter supersedes all prior understandings, whether written or oral, between us with respect to the Increased Facility Amount.  THIS SUPPLEMENTAL COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.           Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Supplemental Commitment Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Supplemental Commitment Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.           Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS SUPPLEMENTAL COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

13.           Confidentiality.

This Supplemental Commitment Letter is delivered to you on the understanding that neither this Supplemental Commitment Letter nor any of its terms or substance, nor the activities of any of us pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof).

14.           Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation for the Increased Facility Amount and the First Amendment shall be executed and delivered and notwithstanding the termination of this Supplemental Commitment Letter, or Bank of Montreal's commitment hereunder or BMO Capital Markets' agreements to perform the services described herein; provided, however, that the compensation, reimbursement and indemnification provisions shall be superseded by the definitive financing documentation.

15.           PATRIOT Act Notification.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "PATRIOT Act"), we and each Lender are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow us or such Lender to identify the Borrower in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to us and each Lender.

16.           Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Supplemental Commitment Letter by returning to BMO Capital Markets and Bank of Montreal executed counterparts hereof not later than 5:00 p.m., Houston, Texas time, on July 20, 2007.  BMO Capital Markets' and Bank of Montreal's agreements to perform the services described herein will expire automatically and without further action or notice and without further obligation to you at such time in the event that BMO Capital Markets or Bank of Montreal has not received such executed counterparts in accordance with the immediately preceding sentence.  In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on August 31, 2007, then this Supplemental Commitment Letter, and Bank of Montreal's commitment hereunder and BMO Capital Markets' agreements to perform the services described herein shall automatically terminate without further action or notice and without further obligation to you unless each of BMO Capital Markets and Bank of Montreal shall, in its respective discretion, mutually agree to an extension.  Before such date, BMO Capital Markets or Bank of Montreal may terminate this Supplemental Commitment Letter, and Bank of Montreal's commitment hereunder and BMO Capital Markets' agreements to perform the services described herein, as applicable, if any event occurs or information becomes available that, in our respective judgment, results or is likely to result in the failure to satisfy any condition precedent set forth or referred to in this Supplemental Commitment Letter.

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We are pleased to have been given the opportunity to assist you in connection with the financing described above.

Very truly yours,

BMO CAPITAL MARKETS CORP.

By           /s/ Tod Benton

Tod Benton

Managing Director

BANK OF MONTREAL, acting through its U.S. branches and agencies, including its Chicago, Illinois branch

By           /s/ James V. Ducote

James V. Ducote

Director

Accepted and agreed to as of
the date first above written:

TXCO RESOURCES INC.

By:           /s/ P. Mark Stark
P. Mark Stark
Chief Financial Officer